Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218408, No. 333-204545, and No. 333-287549) and on Form S-3 (No. 333-282463) of Community West Bancshares of our report dated March 25, 2026, relating to the consolidated financial statements of United Security Bancshares (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission, and incorporated by reference in this Current Report on Form 8-K/A of Community West Bancshares.

/s/ Baker Tilly US, LLP

Sacramento, California
June 15, 2026